EXHIBIT 99.1

NEWS RELEASE for December 16, 2014

GENTHERM TO EXPAND PRODUCTION CAPACITY IN EUROPE

WITH NEW MANUFACTURING FACILITY IN MACEDONIA

Expected to Ultimately Employ Up to 1,000 People

NORTHVILLE, MI and PRILEP, MACEDONIA (December 16, 2014) . . . Gentherm (NASDAQ-GS: THRM), the global market leader and a developer of innovative thermal management technologies, announced today that it intends to expand its production capacity in Europe by opening a new manufacturing facility in Macedonia.

The first phase of the facility would be approximately 65,000 square feet and is tentatively planned to open in the fourth quarter of 2015.  The new facility would be dedicated to the production of the full line of Gentherm seat comfort and industrial products, and, after a three year build-up to full employment, is expected to provide jobs for up to 1,000 people. The planned facility site is located close to the city of Prilep in the southwestern part of the country.

President and CEO Daniel R. Coker noted that the facility site is large enough for expansion to meet the expected growth in the Company’s European operations.

“Our customers are all the major automobile OEMs in the world and our mix of products continues to grow, so it is becoming increasingly important for us to have a global network of manufacturing facilities,” Coker said, adding that Gentherm has other manufacturing facilities in the Ukraine, in Mexico, in Langfang, China and more recently opened an electronics components manufacturing facility in Shenzhen, China. “We also have a very strong specialty cable business in Europe that continues to grow. We believe that the country of Macedonia provides us with a competitive environment to further pursue our ambitious growth plans in Europe, and elsewhere in the world.”

About Gentherm

Gentherm (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), cable systems and other electronic devices.  The Company’s advanced technology team is developing more efficient materials for thermoelectric and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets.  Gentherm has more than 8,300 employees in facilities in the U.S., Germany, Canada, China, England, Hungary, Japan, Korea, Malta, Mexico and the Ukraine.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding future facilities, sales, products, opportunities, markets, expenses and profits. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks that sales may not increase, financing requirements may not be available, planned expansion may not be possible, new competitors may arise and adverse conditions in the industry in which the Company operates may negatively affect its results. Those and other risks are described in the Company's annual report on Form 10-K for the year ended December 31, 2013 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

# # # #

Contact:	Allen & Caron Inc Mike Mason (investors) michaelm@allencaron.com (212) 691-8087 Len Hall (media) Len@allencaron.com (949) 474-4300